Exhibit 10.2

Sixth Amended and Restated

Operating Agreement

of

Encore Redevelopment, LLC

a Vermont Limited Liability Company

3.4	Powers and Duties of the Directors.	8
3.5	Actions Requiring Member Consent.	9
3.6	Committees of the Board of Directors.	10
3.7	Reliance by Third Parties.	10
3.8	Board Voting Rights; Meetings; Quorum.	10
3.9	Actions of the Board of Directors and Committees.	11
3.10	Compensation of Directors.	11
3.11	Transaction with Interested Persons.	11
3.12	Limitation of Liability of Directors.	12
3.13	Confidentiality Agreement.	12
3.14	Benefit Company.	12
Article IV. OFFICERS		13
4.1	Enumeration.	13
4.2	Election.	14
4.3	Qualification.	14
4.4	Tenure.	14
4.5	Removal.	14
4.6	Vacancies.	14
4.7	President, Chief Executive Officer and Chief Operating Officer.	14
4.8	Treasurer and Chief Financial Officer and Assistant Treasurers.	14
4.9	Secretary and Assistant Secretaries.	15
4.10	Other Powers and Duties.	15
4.11	Confidentiality Agreement.	15
4.12	Compensation of Officers.	15
Article V. INDEMNIFICATION		15

5.1	Right to Indemnification.	15
5.2	Award of Indemnification.	15
5.3	Successful Defense.	15
5.4	Advance Payments.	16
5.5	Definitions.	16
5.6	Insurance.	16
5.7	Heirs and Personal Representatives.	19
5.8	Non-Exclusivity.	19
5.9	Amendment.	19
Article VI. CAPITAL CONTRIBUTIONS		19
6.1	Contributions of Capital; Units.	19
6.2	Additional Capital Contributions.	19
6.3	Capital Accounts.	19
Article VII. ALLOCATIONS OF PROFITS, LOSSES, ETC.		20
7.1	Allocations Generally.	20
7.2	Tax Allocations.	20
7.3	Special Allocations, Tax Elections and Tax Matters.	20
7.4	Allocations in Respect of Incentive Units.	21
Article VIII. DISTRIBUTIONS		22
8.1	Distributions Generally, Operating Distributions.	22
8.2	Capital Transaction Distributions.	22
8.3	Tax Distributions.	23
8.4	Liquidating Distributions.	23
8.5	Limitations on Distributions.	23
8.6	In-Kind Distributions.	23

Article IX. TAX MATTERS AND REPORTS; ACCOUNTING		23
9.1	Tax Reports to Current and Former Members.	23
9.2	Accounting Records.	24
9.3	Tax Accounting Method.	24
Article X. RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL; CO-SALE RIGHTS AND DRAG ALONG RIGHTS		24
10.1	Prohibited Transfers.	24
10.2	Effective Date and Requirements of Transfer.	26
10.3	Right of First Refusal.	27
10.4	Right of Co-Sale.	28
10.5	Drag-Along Right.	30
10.6	Substitution of Members.	31
10.7	Right to Restructure.	31
10.8	Founding Member.	32
Article XI. DISSOLUTION, LIQUIDATION, AND TERMINATION; DISSOCIATION		33
11.1	Dissolution.	33
11.2	Liquidating Distributions.	33
11.3	Orderly Winding Up.	33
Article XII. DEFINITIONS		33
12.1	Terms Defined Elsewhere in the Agreement.	33
12.2	Other Definitions.	36
Article XIII. GENERAL PROVISIONS		38
13.1	Offset.	38
13.2	Notices.	38
13.3	Entire Agreement.	38
13.4	Consent to Jurisdiction.	38

13.5	Amendment or Modification.	38
13.6	Binding Effect.	39
13.7	Governing Law; Severability.	39
13.8	Waiver of Certain Rights.	39
13.9	No Right to Continued Service.	39
13.10	Interpretation.	39
13.11	Agreement Drafted by Company’s Attorney.	39

SIXTH AMENDED AND RESTATED
OPERATING AGREEMENT OF
ENCORE REDEVELOPMENT LLC

This Sixth Amended and Restated Operating Agreement (the “Agreement”) of Encore Redevelopment  LLC, a Vermont limited liability company (the “Company”), is made as of the 24th day of November, 2021, by and among the Persons identified as the Members on Schedule A hereto (each a “Member” and, collectively, the “Members”), and such other Persons who may, or have, become Members or Assignees (as defined herein) from time to time under the terms of this Agreement. Certain capitalized terms used in this Agreement are defined in Section 12.02 below.

WHEREAS, the Company was formed as a limited liability company under Chapter 25 of Title 11, et seq., of the Vermont Limited Liability Company Act (the “Act”), by the filing of the articles of organization (the “Articles of Organization”) with the office of the Secretary of State of Vermont (the “Secretary of State”) on August 6, 2007; and

WHEREAS, the Members entered into the First Amended and Restated Operating Agreement dated September 28, 2016 (the “First Amended and Restated Operating Agreement”), the Second Amended and Restated Operating Agreement dated December 30, 2016, the Third Amended and Restated Operating Agreement dated February 13, 2020, Fourth Amended and Restated Operating Agreement dated October 30, 2020, and the Fifth Amended and Restated Operating Agreement dated July 29, 2021 and now desire to amend and restate the Fifth Amended and Restated Operating Agreement in its entirety as set forth herein;

NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I
ORGANIZATION AND POWERS

1.1         Organization. The Company has been formed by the filing of its Articles of Organization with the Vermont Secretary of State pursuant to the Act. The Articles of Organization may be amended or restated with respect to the address of the designated office of the Company, the name and address of its registered agent in Vermont or to make corrections required by the Act as provided in the Act. Other additions to or amendments of the Articles of Organization shall be authorized by the Members as provided in Section 13.5. The Articles of Organization as so amended from time to time, is referred to herein as the “Articles.” The Board of Directors shall deliver a copy of the Articles and any amendment thereto to any Member if he so requests.

1.2         Purpose and Powers. The principal business activity and purpose of the Company shall be to engage in renewable energy project development, construction, finance and consulting, and to engage in any and all other activities as permitted under the Act. The purpose of the Company shall include creating a material positive impact on society and the environment, taken as a whole. The business and purposes of the Company, however, shall not be limited to its initial principal business activity, and if the Board of Directors otherwise determines, it shall have authority to engage in any other lawful business, purpose or activity permitted by the Act and shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any other person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

1.3          Principal Place of Business.  The principal office and place of business of the Company shall be 110 Main Street, Burlington, Vermont 05401. The Company may locate its place of business at any other place or places as the Board of Directors may, from time to time, deem advisable.

1.4          Fiscal Year. Except as may otherwise be required by the federal tax laws, the fiscal year of the Company for both financial and tax reporting purposes shall end on December 31st (the “Fiscal Year”).

1.5         Qualification in Other Jurisdictions. The Board of Directors shall cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company owns property or engages in activities and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including, without limitation, the appointment of agents for service of process in such jurisdictions, if such qualification or registration is necessary or desirable to permit the Company to own property and engage in the Company’s business in such jurisdictions.

1.6          Tax Status. The Company is intended to be classified as a partnership for federal and state income tax purposes. This classification for tax purposes shall not create or imply a general partnership, limited partnership or joint venture for state law or any other purpose.

ARTICLE II
MEMBERS; CAPITAL STRUCTURE

2.1          Members. The Members of the Company shall be the Persons identified on Schedule A hereto, as may be amended from time to time. The Company shall from time to time update and maintain Schedule A hereto in accordance with the provisions hereof and shall make a copy thereof available to any Member upon written request to the Board of Directors. The Members shall have only such rights with respect to the Company as specifically provided in this Agreement and as required by non-waivable provisions of the Act.

2.2         Compliance with Securities Laws and Other Laws and Obligations. Each Member hereby represents and warrants to the Company and acknowledges that (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto, (b) it is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time and understands that the Member has no right to withdraw and have its Units repurchased by the Company, (c) it is acquiring Units in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, (d) unless the Member holds only Incentive Units, the Member is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, (e) it understands that the Units in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws, or in accordance with an applicable exemption there from, and the provisions of this Agreement have been complied with, and (f) the execution, delivery and performance of this Agreement do not require it to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents (if applicable) or any agreement or instrument to which it is a party or by which it is bound.

2.3          Meetings of the Members

(a)          The Members may hold meetings at such time and place and using such procedures as the Board of Directors may reasonably determine from time to time. Meeting of the Members may be called at any time by any Major Member upon twenty-four (24) hours written or electronic mail notice. Notice of any such meeting shall be waived by any Member upon either the signing of a written waiver thereof or presence at a meeting by such Member as provided herein; provided, that a Majority Interest may waive any such notice and such waiver shall be binding on all Members.

(b)          At any meeting of the Members, the Members representing a Majority Interest shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice upon reaching a quorum.

(c)          Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting and without any notice to the Members upon the written consent of Majority Interest of the Members. The Secretary of the Company shall provide prompt notice to the other Members of any action so taken.

(d)         Notwithstanding the foregoing, (i) no meeting of the Members shall be effective unless notice thereof and opportunity to participate as an observer has been given to Lender, and (ii) no notice pursuant to this Section 2.3 shall be effective unless such notice has been given to Lender. Lender may participate as an observer at all meetings of the Members.

2.4          Voting. Any action to be taken by the members shall require the affirmative vote of a Majority Interest of the Members.

2.5          Limitation of Liability of Members. Except as otherwise provided in the Act, no Member shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement or by another writing signed by a Member, such Member shall have no fiduciary or other duty with respect to the business and affairs of the Company, and such Member shall not be liable to the Company for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any obligation to contribute to, or in respect of, the liabilities or obligations of the Company or return distributions made by the Company except as required by the Act or other applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members (including, without limitation, the Partnership Representative) responsible for the liabilities of the Company.

2.6         Authority. Unless specifically authorized by this Agreement or by the Board of Directors, no Member shall be an agent of the Company or have any right, power or authority to act for or to bind the Company, or to undertake or assume any obligation or responsibility of the Company or any other Member.

2.7         No Right to Withdraw. Except in connection with a Permitted Transfer in accordance with the applicable terms of this Agreement, no Member shall have any right to resign, withdraw or dissociate from the Company without the consent of the Board of Directors. No Member shall have any right to receive any distribution or the repayment of its Capital Contribution, except as provided in Articles VIII and XI, upon dissolution and liquidation of the Company. No interest or other compensation shall be paid on or with respect to the Capital Contribution of any of the Members, except as expressly provided herein. No Member shall have any right to have the fair value of its interest in the Company appraised and paid out upon its resignation, withdrawal or dissociation. Any Member retiring or withdrawing in contravention of this Section 2.7 shall indemnify, defend and hold harmless the Company and all other Members (other than a Member who is, at the time of such withdrawal or dissociation, in default under this Agreement) from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such retirement, withdrawal or dissociation. The Units of any Member attempting to wrongfully withdraw or retire shall continue and such Member shall be treated as an Assignee from the time of the attempt. Any Member who is treated as an Assignee pursuant to this Section shall not be entitled to receive any distributions (liquidating or otherwise) with respect to that Assignee's Interest except as provided in this Agreement.

2.8         Rights to Information. The Board of Directors shall, upon reasonable demand for any purpose reasonably related to the Member's interest as a Member (except as indicated), provide a Member with (1) information regarding the status of the business and financial affairs of the Company; (2) a copy of the Company's Articles of Organization and this Agreement; (3) information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member, the property and services that each Member agreed to contribute in the future, and the date on which each became a Member; and (4) such other information regarding the affairs of the Company as is just and reasonable. Further, without request, the Board of Directors shall provide the Members the following documents: (1) an annual financial statement as of the end of the Fiscal Year; and (2) promptly after becoming available, a copy of the Company's federal and state income tax return for each Fiscal Year. Access to information about the Company may be made subject to any reasonable conditions and standards established by the Board of Directors, as permitted by the Act, which may include, but is not limited to, withholding of, or restrictions on, the use of Confidential Information.

2.9         Confidential Information.

(a)          The Company and each Member shall not use or disclose to others any Confidential Information received from the Company or from any other Member for any purpose other than for the benefit of the Company, as determined by the Board of Directors, or as required by law or order of court, government authority, or arbitrator. The restrictions imposed by this Section 2.9 shall continue to apply to a former Member, notwithstanding such Member’s withdrawal or dissociation from the Company or Transfer of its Units. Notwithstanding the foregoing, the restrictions on disclosure set forth in this Section 2.9 shall not apply to any Confidential Information to the extent that such information can be shown to have been: (i) generally available to the public other than as a result of a breach of the provisions of this Agreement; already in the possession of the receiving Person, without any restriction on disclosure, prior to any disclosure of such information to the receiving Person by or on behalf of the Company or any Member pursuant to the terms of this Agreement or otherwise; (ii) lawfully disclosed, without any restriction on additional disclosure, to the receiving Person by a third party who is free lawfully to disclose the same; or (iii) independently developed by the receiving Person without use of any Confidential Information. Notwithstanding the foregoing, to the extent of any conflict between any agreement containing confidentiality obligations that a Member has executed with the Company in his capacity as a Director, officer, employee, consultant or other service provider to the Company (a “Service Provider NDA”) and this Agreement, the provisions of the applicable Service Provider NDA shall control.

(b)          The Company and each Member shall use reasonable efforts not to disclose the names of any Member except as required by law or order of any court or governmental authority or any arbitration order (in which case, after giving reasonable notice thereof to any such Affiliate to allow such Person the opportunity to oppose such disclosure).

2.10       Units.

(a)          All interests of Members in distributions and other amounts specified herein shall be represented by their units of membership interests in the Company (each a “Unit” and, collectively, the “Units”). The Company may issue fractional Units. Except as otherwise provided herein, each Unit shall carry the right to cast one vote per Unit on any matter to be approved by the Members.

(b)         The Board of Directors hereby specifies, acknowledges and agrees that all Units are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Vermont (the “UCC”) and, pursuant to the terms of Section 8-103 of the UCC, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the UCC. Each Unit shall be evidenced by a certificate substantially in the form attached hereto as Exhibit A and bearing a legend substantially similar to the following:

“The limited liability company membership interest in the Company shall constitute a “security” within the meaning of, and be governed by, Article 8 of the Uniform Commercial Code, including Section 8-102(a)(15) and Section 8-103(c) thereof.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY (AS MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

Upon the surrender to the Company of a certificate evidencing a Unit duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Company shall issue a new certificate to the person or entity entitled thereto, cancel the old certificate and record the transaction upon its books.

(c)          There are hereby established and authorized for issuance by the Company 1,972,278 Units, of which 792,980 are designated Incentive Units (the “Incentive Units”). The Company is specifically authorized to issue Incentive Units under a Plan (if any), each issuance of which shall be in accordance with the Plan and this Agreement, for such consideration as the Board of Directors may deem appropriate. All Incentive Units may be issued subject to vesting, forfeiture and repurchase pursuant to separate agreements (each, a “Vesting Agreement”), the provisions of which may be determined, altered or waived in the sole discretion of the Board of Directors. Incentive Units shall have no voting rights associated therewith provided, however that the Incentive Units held by PBS Renewable Energy, LLC shall have voting rights.

(d)          In connection with the issuance of Incentive Units, the Board of Directors shall set a strike price with respect to such Incentive Units (the “Strike Price”). The Strike Price with respect to each Incentive Unit will generally be equal to the amount that would be distributed with respect to a Unit that has a Strike Price of $0 if, on the date of issuance of such Unit, the Company sold its assets for their fair market value, satisfied its liabilities and distributed the net proceeds to the holders of Units in liquidation of the Company. The Board of Directors may adjust the Strike Price as appropriate to reflect the consideration, if any, paid in connection with any issuance of Incentive Units. The determination of the Board of Directors of the Strike Price shall be final, conclusive and binding on all Members, even if the Strike Price does not reflect the actual amount that would be distributed with respect to the Units at the time the Incentive Units are issued. In the event the Board of Directors issues additional Incentive Units with a Strike Price lower than the Strike Price associated with a prior issuance of Incentive Units, the Board of Directors may, in its sole discretion, reduce the Strike Price of the Incentive Units issued at the higher Strike Price.

(e)          Each Incentive Unit is intended to be a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and is issued with the intention, but without assurance or guarantee, that under current interpretations of the Code the recipient will not realize income upon the issuance of the Incentive Unit, and that neither the Company nor any Member is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance of such Incentive Unit. Any Person holding a Unit subject to a vesting arrangement, including, without limitation, any Incentive Unit issued under the Plan, shall make a timely Code Section 83(b) election in accordance with Treasury Regulation 1.83-2 with respect to each such Unit (to the extent applicable).

(f)          Except as otherwise provided herein (including in Section 3.5), the Company may from time to time issue additional Units of any class or series, and create new classes or series of Units, having such rights and preferences as the Board of Directors may determine and in exchange for such consideration as the Board of Directors may deem appropriate. Except as otherwise provided herein (including in Section 3.5), the Board of Directors may make such amendments to this Agreement as it deems appropriate to create and issue additional Units.

(g)          Except as otherwise provided in Article X, no Person shall be admitted as a new Member of the Company unless and until the Board of Directors has approved the admission of such Person as a new Member and such Person has executed this Agreement or a counterpart hereto.

ARTICLE III
BOARD OF DIRECTORS; CERTAIN GOVERNANCE MATTERS

3.1          Board of Directors. The business of the Company shall be managed by a Board of Directors (the “Board of Directors”) who may exercise all the powers of the Company except as otherwise provided by law or by this Agreement, and in such committees as listed in Section 3.6 and any other committees that the Board of Directors may from time to time establish. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. A Director shall be the equivalent of a “Manager” for all purposes under the Act.

3.2          Initial Composition of the Board.

(a)          The Board of Directors shall consist of one or more members (each a “Director” and any two or more, “Directors”) as determined from time to time by written consent of, or affirmative vote at a meeting of Members representing a Majority Interest.

(b)          The initial number of Directors shall be between three (3) and five (5), comprised as follows:

(i)           one Director shall be the Company’s President and CEO; and

(ii)          each additional Director (the “Additional Directors”) shall be appointed by written consent of, or affirmative vote at a meeting of Members representing, a Majority Interest.

(c)          The initial term of each of the Additional Directors shall be one (1) year from the date of this agreement, subject to removal by written consent of, or affirmative vote at a meeting of Members representing, a Majority Interest.

3.3         Election of the Board.

(a)          Following the initial term of the Board, or upon withdrawal or removal of a Board member, from and after the date of this Agreement, each Member shall vote, or cause to be voted, all Units at any meeting of the Members called for the purpose of filling positions on the Board of Directors, or to execute a written consent in lieu of a meeting of the Members, for each position on the Board. If no such meeting is called or written consent is executed, the position of the current Board will continue to be held by each sitting Board member until such meeting is called or such written consent is executed.

(b)         Except as otherwise provided by law or by this Agreement, Directors shall hold office until their successors are elected and duly qualified or until their earlier death, disability, resignation or removal. Any Director may resign by delivering his written resignation to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

3.4         Powers and Duties of the Directors. Subject to the provisions of Section 3.5, the Board of Directors shall have and may exercise on behalf of the Company all of its rights, powers, duties and responsibilities or as otherwise provided by law or this Agreement, including without limitation the right and authority:

(a)          to manage the business and affairs of the Company and its subsidiaries and for this purpose to employ, retain or appoint any officers, employees, consultants, agents, brokers, professionals or other Persons in any capacity with the Company or its subsidiaries for such compensation and on such terms as the Board of Directors deems necessary or desirable and to delegate to such Persons such of its duties and responsibilities as the Board of Directors shall determine, and to remove such Persons or revoke their delegated authority on such terms or under such conditions as the Board of Directors shall determine;

(b)          to form, manage and dissolve any subsidiaries of the Company;

(c)          to merge or consolidate the Company or any of its subsidiaries with or into any other entity or otherwise effect the sale of the Company and its business;

(d)          to enter into, execute, deliver, acknowledge, make, modify, supplement or amend any documents or instruments in the name of the Company;

(e)          to borrow money or otherwise obtain credit and other financial accommodations on behalf of the Company on a secured or unsecured basis and to perform or cause to be performed all of the Company’s obligations in respect of its indebtedness or guarantees and any mortgage, lien or security interest securing such indebtedness; and

(f)          to make elections and prepare and file returns regarding any federal, state or local tax obligations of the Company, and to designate one of the Members (or any other Person) to serve as the “Partnership Representative” of the Company for purposes of Section 6223(a) of the Code, with power to manage and represent the Company in any administrative proceeding of the Internal Revenue Service (the “Partnership Representative”).

3.5         Actions Requiring Member Consent. Notwithstanding the provisions of Section 3.4, the Company shall not, and shall not permit any subsidiary to, without first having provided written notice of such proposed action to each holder of outstanding Units and having obtained the affirmative vote or written consent of a Majority Interest:

(a)          authorize or issue, or obligate itself to issue, any equity securities or any convertible debt or other debt with any equity participation, any securities convertible into, or exercisable or exchangeable for, any equity securities ranking senior to the Units as to liquidation, sale or merger preferences, or redemption, dividend or voting rights;

(b)          increase or decrease the number of Units authorized or designated hereunder;

(c)          acquire or make any material investment in any other business or entity;

(d)          incur indebtedness for borrowed money in excess of $100,000;

(e)          effect any liquidation, dissolution or winding up of the Company and its subsidiaries, whether voluntary or involuntary;

(f)          effect any sale, transfer, license or other disposition of any assets of the Company or any subsidiary to any third party, other than in the ordinary course of business, or effect any merger or consolidation with or into any other entity;

(g)          solicit for, or approve the admission of, new Members, other than in connection with a Permitted Transfer;

(h)          amend the Articles of Organization;

(i)           enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest; or

(j)           pursuant to Section 5.6(b) below, enter into a Key Person Policy with a maximum annual cost in excess of $20,000.

3.6         Committees of the Board of Directors. The Board of Directors may establish an Audit Committee and a Compensation Committee and may establish other committees from time to time. If established, each of the Audit Committee and the Compensation Committee shall consist of at least two (2) directors. The Audit Committee shall be responsible for selecting the accountants for the Company from time to time, and for reviewing the work of the Company’s accountants. The Compensation Committee shall be responsible for setting the Company’s compensation policies in consultation with the President and CEO, and determining the compensation of the President and CEO. The Audit Committee and Compensation Committee shall also carry out such other functions as may from time to time be delegated to them by the Board of Directors.

3.7         Reliance by Third Parties. Any Person dealing with the Company, the Directors or any Member may rely upon a certificate signed by all of the Directors as to: (i) the identity of any Directors or Members; (ii) any factual matters relevant to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company, the Directors or any Member.

3.8         Board Voting Rights; Meetings; Quorum.

(a)          Regularly scheduled meetings of the Board of Directors may be held without notice at such time, date and place as a majority of the Directors then in office or the President and CEO may from time to time determine. Special meetings of the Board of Directors may be called, orally, in writing or by means of electronic communication, by a majority of the Directors then in office or by the President and CEO, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of telephone conference or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting. No Director may delegate its rights and obligations to participate in and vote at any meeting of the Board of Directors.

(b)          Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each Director by the Secretary or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such Persons, by the officer or one of the Directors calling the meeting. Notice shall be given to each Director in person or by telephone, facsimile or electronic mail sent to his business or home address at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his business or home address at least seventy-two (72) hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

(c)          At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Each Director shall be entitled to cast one (1) vote (whether in a meeting or by written consent as provided herein) with respect to any matter before the Board of Directors. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice upon reaching a quorum.

(d)         Notwithstanding the foregoing, (i) no meeting of the Board of Directors shall be effective unless notice thereof and opportunity to participate as an observer has been given to Lender, and (ii) no notice pursuant to this Section 3.8 shall be effective unless such notice has been given to Lender. Lender may participate as an observer at all meetings of the Board of Directors.

3.9          Actions of the Board of Directors and Committees.

(a)          At any meeting of the Board of Directors at which a quorum is present, the Directors present and holding at least a majority of the votes held by all Directors then in office entitled to be cast thereat may take any action on behalf of the Board of Directors, unless a larger number is required by law or by this Agreement.

(b)          Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed the Directors having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all Directors entitled to vote thereon were present and voted and filed with the records of the meetings of the Board of Directors. Such consent shall be treated as a vote of the Board of Directors for all purposes.

3.10       Compensation of Directors. The Company shall promptly reimburse in full each Director who is not an employee of the Company or any of its direct or indirect subsidiaries for all such Director’s reasonable out-of-pocket expenses incurred in connection with attending any meeting of the Board of Directors or a committee thereof or any board of directors or committee thereof of a subsidiary of the Company.

3.11       Transaction with Interested Persons.

(a)          Unless entered into in bad faith, no contract or transaction between the Company and one of its Directors, Officers or Members, or between the Company and any other Person in which one or more of its Directors, Officers or Members have a financial interest or are directors, partners, members, stockholders, officers or employees, shall be voidable solely for this reason or solely because said Member, Director or Officer was present or participated in the authorization of such contract or transaction if: (i) the material facts as to the relationship or interest of said Person and as to the contract or transaction were disclosed or known to the Board of Directors and the contract or transaction was authorized by a majority of disinterested Directors (if any); or (ii) the contract or transaction was entered into on terms and conditions that were fair and reasonable to the Company as of the time it was authorized, approved or ratified. No Member, Director or Officer interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the Company, any other Member, Director or other Person for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

(b)          The Company hereby renounces, to the fullest extent permitted by the Act and applicable law, any interest or expectancy of the Company in, or in being offered, an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Units or any partner, member, director, stockholder, officer, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director (an “Investor Business Opportunity”). To the fullest extent permitted by law, and solely in connection therewith, the Company hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Investor Business Opportunity.

3.12       Limitation of Liability of Directors. No Director shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, by reason of being or acting as Director of the Company. No Director shall be personally liable to the Company or its Members for any action undertaken or omitted in good faith reliance upon the provisions of this Agreement unless the acts or omissions of the Director were not in good faith or involved gross negligence or intentional misconduct. Any Person alleging any act or omission as not taken or omitted in good faith shall have the burden of proving by a preponderance of the evidence the absence of good faith.

3.13       Confidentiality Agreement. Prior to taking office, each Director of the Company shall have signed a confidentiality and assignment of proprietary information agreement with the Company substantially in the form attached hereto as Exhibit B.

3.14       Benefit Company.

(a)          In discharging the duties of their positions and in considering the best interests of the Company, a Director shall consider the effects of any action or inaction on:

(i)          the members of the Company;

(ii)         the employees and work force of the Company, its subsidiaries, and its suppliers;

(iii)        the interests of its customers,

(iv)         community and societal factors, including those of each community in which offices or facilities of the Company, its subsidiaries, or its suppliers are located;

(v)          the local and global environment;

(vi)        the short-term and long-term interests of the Company, including benefits that may accrue to the Company from its long-term plans and the possibility that these interests may be best served by the continued independence of the Company; and

(vii)       the ability of the Company to create a material positive impact on society and the environment, taken as a whole.

(b)          In discharging his or her duties, and in determining what is in the best interests of the Company and its members, a Director shall not be required to regard any interest, or the interests of any particular group affected by an action or inaction, including the members, as a dominant or controlling interest or factor. A Director shall not be personally liable for monetary damages for: (i) any action or inaction in the course of performing the duties of a Director under this paragraph if the Director was not interested with respect to the action or inaction; or (ii) failure of the Company to create a material positive impact on society and the environment, taken as a whole.

(c)          A Director does not have a duty to any person other than a member in its capacity as a member with respect to the purpose of the Company or the obligations set forth in this Article, and nothing in this Article express or implied, is intended to create or shall create or grant any right in or for any person other than a member or any cause of action by or for any person other than a member or the Company.

(d)          Notwithstanding anything set forth herein, a Director is entitled to rely on the provisions regarding "best interests" set forth above in enforcing his or her rights hereunder and under state law, and such reliance shall not, absent another breach, be construed as a breach of a Director duty of care, even in the context of a Capital Transaction where, as a result of weighing the interests set forth in subsection (a)(i)-(vii) above, a Director determines to accept an offer, between two competing offers, with a lower price per unit.

(e)          A Director who makes a business judgment in good faith fulfills the duty under this section if the Director: (i) is not interested in the subject of the business judgment; (ii) is informed with respect to the subject of the business judgment to the extent the director reasonably believes to be appropriate under the circumstances; and (iii) rationally believes that the business judgment is in the best interests of the Company.

ARTICLE IV
OFFICERS

4.1         Enumeration. Except as otherwise provided herein, the Board of Directors may delegate its powers to act on behalf of the Company to Officers (each, an “Officer” and, collectively, the “Officers”), which may consist of a President and/or Chief Executive Officer (the “President” and/or “CEO”), a Chief Financial Officer (the “CFO”), a Chief Operating Officer (the “COO”), Secretary (the “Secretary”), and such other Officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

4.2         Election.   The President and CEO, CFO, COO and Secretary shall be elected annually by the Directors at their first meeting. Other Officers may be chosen by the Board of Directors at such meeting or at any other meeting.

4.3         Qualification. No officer need be a Member or Director. Any two (2) or more offices may be held by the same Person.

4.4         Tenure. Except as otherwise provided by the Act or by this Agreement, each of the Officers shall hold office until his successor is elected or until his earlier resignation or removal. Any Officer may resign by delivering his written resignation to the Company, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.5         Removal. The Board of Directors may remove any Officer with or without cause.

4.6         Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

4.7         President, Chief Executive Officer and Chief Operating Officer. Each of the President and CEO shall, subject to the direction of the Board of Directors, have general supervision and control of the Company’s business.

(a)          The Chief Operating Officer shall have responsibility for managing, at the direction of the President and CEO, the day to day operations of the Company.

(b)          Unless otherwise provided by the Board of Directors, the President and CEO shall preside, when present, at all meetings of the Members.

(c)          Any action taken by the President and CEO, and the signature of the President and CEO on any agreement, contract, instrument or other document on behalf of the Company shall, with respect to any third party, be sufficient to bind the Company and shall conclusively evidence the authority of the President and CEO (as applicable) and the Company with respect thereto.

4.8         Treasurer and Chief Financial Officer and Assistant Treasurers. The Treasurer and Chief Financial Officer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Company and shall cause to be kept accurate books of account. He shall have custody of all funds, securities, and valuable documents of the Company, except as the Board of Directors may otherwise provide.

4.9          Secretary and Assistant Secretaries.  The Secretary shall record all the proceedings of the meetings of the Board of Directors (including committees thereof) in books kept for that purpose. In his absence from any such meeting an Assistant Secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors, the President and CEO.

4.10       Other Powers and Duties. Subject to this Agreement, each officer of the Company shall have, in addition to the duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Board of Directors.

4.11       Confidentiality Agreement. Prior to taking office, each officer of the Company shall have signed a confidentiality and assignment of proprietary information agreement with the Company in form and substance reasonably acceptable to the Board of Directors.

4.12       Compensation of Officers. The Company shall promptly reimburse in full each Officer who is not an employee of the Company for all of such Officer’s reasonable out-of-pocket expenses incurred in connection with the performance of its duties as such an Officer.

ARTICLE V
INDEMNIFICATION

5.1          Right to Indemnification. Subject to the provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the Act, all Indemnified Persons against all expenses incurred by the Indemnified Persons in connection with any proceeding in which an Indemnified Person is involved as a result of serving in the capacity by reason of which such Person is deemed to be an “Indemnified Person” pursuant to Section 5.5.

5.2         Award of Indemnification. The determination of whether the Company is authorized to indemnify the Indemnified Persons hereunder and any award of indemnification shall be made in each instance (a) if there is more than one Indemnified Person, by a majority of the votes held by Directors who are not parties to the proceeding in question or (b) by independent legal counsel appointed by such Directors or a Majority Interest. The Company shall be obliged to pay indemnification applied for by the Indemnified Persons unless there is an adverse determination (as provided above) within forty-five (45) days after the application. If indemnification is denied, the applicant may seek an independent determination of its right to indemnification by a court, and in such event, the Company shall have the burden of proving that the applicant was ineligible for indemnification under this Article V. Notwithstanding the foregoing, in the case of a proceeding by or in the right of the Company in which the Indemnified Person is adjudged liable to the Company, indemnification hereunder shall be provided only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, the Indemnified Person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

5.3         Successful Defense. Notwithstanding any contrary provisions of this Article V, if the Indemnified Person has been wholly successful on the merits in the defense of any proceeding in which it was involved by reason of its position as an Indemnified Person or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of the Indemnified Person), the Indemnified Person shall be indemnified by the Company against all expenses incurred by the Indemnified Person in connection therewith.

5.4          Advance Payments. Except as limited by law, expenses incurred by the Indemnified Person in defending any proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to the Indemnified Person in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if the Indemnified Person is determined pursuant to this Article V or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of the Indemnified Person to make repayment; provided, however, that no such advance payment of expenses shall be made if it is determined pursuant to Section 5.2 of this Article on the basis of the circumstances known at the time (without further investigation) that the Indemnified Person is ineligible for indemnification.

5.5          Definitions. For purposes of this Article:

(a)          “Indemnified Person” includes (i) a Person serving as a Director or an Officer of the Company or in a similar executive capacity appointed by the Directors and exercising rights and duties delegated by the Directors, (ii) a Person serving at the request of the Company as a director, manager, officer, employee or other agent of another organization, including, without limitation, any subsidiary of the Company, and (iii) any Person who formerly served in any of the foregoing capacities (with respect to matters relating to such services);

(b)          “Expenses” means all expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in defense of a proceeding or in seeking indemnification under this Article V, and any judgments, awards, fines, penalties and reasonable amounts paid in settlement of a proceeding; and

(c)          “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a proceeding.

5.6          Insurance.

(a)          Liability Insurance for Directors, Officers, Agents, or Employees. The Company shall have power to purchase and maintain liability insurance on behalf of any Director, Officer, agent or employee against any liability or cost incurred by such Person in any such capacity or arising out of its status as such, whether or not the Company would have power to indemnify against such liability or cost.

(b)          Key Person Insurance.          For all Members who are also employees of the Company, the Company may purchase and maintain, for the duration of the Member’s employment with the Company, a key person insurance policy (a “Key Person Policy”, with each Member for whom a Key Person Policy is obtained being a “Key Person”). The Key Person Policy shall:

(i)           name the Company as the beneficiary of such Key Person Policy;

(ii)          provide coverage for all Key Person Policy Payout Events (as defined below); and

(iii)        be in an amount equal to, or, as determined by the Company, in excess of, the value of the KPPPE Units Purchase Price (as defined below). At least once every three (3) years, the value of the KPPPE Units Purchase Price under the Key Person Policy may be adjusted, if necessary, to match the then-current good faith calculation of the KPPPE Units Purchase Price; provided, however, the maximum annual cost of the Key Person Policy shall not exceed $20,000 without the prior affirmative written consent of a Majority Interest.

Upon the occurrence of (A) the Key Person’s death, (B) the Key Person’s Total and Permanent Disability (such “Total and Permanent Disability” meaning a person’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months), or (C) the adjudication by a court of competent jurisdiction as to the incompetence of the Key Person (each event in subsections (A)-(C) being a “Key Person Policy Payout Event” or “KPPPE”), the Company shall file a claim for a payout under the Key Person Policy.

The Company’s purchase of the KPPPE Units (as defined below) shall occur subject to the following conditions:

(i)           Purchase of Units Following KPPPE. Upon the occurrence of a KPPPE, the Company shall deposit the insurance payout from the Key Person Policy into the Company’s account, and then the Company shall use the proceeds from the Key Person Policy to purchase all of the Units owned by the Key Person (or the trustee of the Key Person’s revocable trust, which shall be defined as a “Key Person” pursuant to Article X below) as of the date of the KPPPE (the “KPPPE Units”), for the KPPPE Units Purchase Price predetermined pursuant to Section 5.6(b)(v) below and on the terms of purchase set forth in Sections 5.6(b)(iv)-(vi). The Key Person shall be obligated to sell all of such Key Person’s Units to the Company upon a KPPPE.

(ii)          Predetermination of KPPPE Units Purchase Price. The purchase price for the KPPPE Units subject to purchase by the Company following a KPPPE pursuant to Section 5.6(b)(i) above (the “KPPPE Units Purchase Price”) shall be determined, prior to or simultaneously with the Company’s purchase and implementation of the Key Person Policy, by an independent appraiser  retained by the Company (the “KPPPE Appraiser”).  The KPPPE Appraiser shall arrive at the value of the KPPPE Units Purchase Price by first determining the value per Unit of the Company at the time of the appraisal (i.e. before or at the time of the Company’s purchase and implementation of the Key Person Policy), and then multiplying such precalculated value per Unit by the number of KPPPE Units, which product shall equal the KPPPE Units Purchase Price.  In determining the value of each Unit and the resulting KPPPE Units Purchase Price, the KPPPE Appraiser shall rely on the accounting records or related financial statements of the Company for the period leading up to the date on which the determination is made. The KPPPE Appraiser may make appropriate adjustments to such records to reflect corrections or errors and the application of sound accounting principles which have been consistently followed.  The KPPPE Appraiser may rely on the advice of the Company’s financial advisors, accountants, legal counsel and other advisors in reaching its determination.  The KPPPE Appraiser may also, to the extent that they deem such reliance to be prudent, rely upon the valuation methods approved by the Company in past instances where a determination of a Unit value or Unit purchase price was made.  The KPPPE Appraiser shall apply no discount for minority interest or lack of marketability in making a determination of the value of each Unit and the resulting KPPPE Units Purchase Price.  The determination of each Unit price and the KPPPE Units Purchase Price by the KPPPE Appraiser shall be conclusive and binding upon the Key Person and the Company, and each of their respective successors, assigns, heirs, trustees, executors, administrators, and other representatives.

(iii)        Payment of the Purchase Price. Unless otherwise specified in this Agreement or by mutual agreement of the parties, the closing of the purchase and sale of the Key Person’s KPPPE Units shall take place remotely or at the offices of the Company within thirty (30) days after the later of (1) the Company’s receipt of confirmation from the Key Person Policy insurance carrier that the Company’s claim filed under the Key Person Policy is enforceable and the insurance carrier will issue an insurance payout to Company pursuant to such claim, and (2) the Company’s receipt of such insurance payout. The KPPPE Units Purchase Price shall be predetermined in accordance with Section 5.6(b)(v) above. Additionally, the Company, in its sole and absolute discretion, may compensate a Key Person (or their successors, assigns, heirs, trustees, executors, administrators, or other representatives) for any difference, if any, between the appraised value of the KPPPE Units at the time of the KPPPE, and the previously-determined amount of the KPPPE Units Purchase Price, if such discrepancy exists at the time of a KPPPE. For example, if each KPPPE Unit is valued at $1 pursuant to the previously determined KPPPE Units Purchase Price appraisal, but each such KPPPE Unit is valued at $2 at the time of the KPPPE, then the Company shall decide if and how to compensate the Member for the additional $1 per KPPPE Unit value upon the KPPPE. For the avoidance of doubt, under no circumstances shall the Company be obligated to pay any compensation to the Key Person (or their successors, assigns, heirs, trustees, executors, administrators, or other representatives) in an amount in excess of the KPPPE Units Purchase Price received by the Company as the insurance payout proceeds of the Key Person Policy.

5.7         Heirs and Personal Representatives. The indemnification provided by this Article V shall inure to the benefit of the heirs and personal representatives of the Director.

5.8         Non-Exclusivity. The provisions of this Article V shall not be construed to limit the power of the Company to indemnify its or any of its subsidiaries’ directors, members, stockholders, partners, officers, employees or agents to the full extent that would have been permitted by the Act, or otherwise permitted by law, or to enter into specific agreements, commitments or arrangements for indemnification that would have been or are so permitted. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article V.

5.9         Amendment. The provisions of this Article V may be amended or repealed in accordance with Section 13.5; provided, however, that no amendment or repeal of such provisions that adversely affects the rights of a Director under this Article V with respect to his acts or omissions at any time prior to such amendment or repeal, shall apply to the Director without its consent.

ARTICLE VI
CAPITAL CONTRIBUTIONS

6.1         Contributions of Capital; Units. The Members have made Capital Contributions to the Company as set forth on Schedule A hereto. The Members also have received Units in the Company as set forth on Schedule A. Each of the Members party to this Agreement hereby agrees and acknowledges that the number of Units set forth opposite its name on Schedule A hereto reflects all equity interest held by such Member as of the date hereof and that such Units replace the equity interest in the Company held by such Member in accordance with the Prior Agreement or any other agreement and that such Member has no other equity interest or rights to receive any equity interest, in the Company as of the date hereof.

6.2          Additional Capital Contributions. Except as specified in this Agreement, no Member shall be required to make any additional Capital Contributions to the Company.

6.3          Capital Accounts.

(a)          A separate capital account (each a “Capital Account”) shall be established for each Member and shall be maintained in accordance with applicable regulations under Section 704 of the Code. No Member shall have any obligation to restore any portion of any deficit balance in such Member’s Capital Account, whether upon liquidation of its interest in the Company, liquidation of the Company or otherwise. In accordance with Treasury Regulation Section 1.704-1 (b)(2)(iv)(f), the Company may adjust the Capital Accounts of its Members to reflect revaluations (including any unrealized income, gain or loss) of the Company’s property (including intangible assets such as goodwill) to the fair market value of such property for book and Capital Account purposes, whenever it issues additional interests in the Company (including any interests with a zero initial Capital Account), or whenever the adjustments would otherwise be permitted under such Treasury Regulation. In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code. It is intended that the Capital Accounts will reflect the amounts to which the Members are entitled over the life of the Company, but a Member’s right to distributions shall be determined solely by Articles VIII and XI.

(b)          Except as otherwise expressly provided herein, no Member may withdraw, or shall be entitled to a return of, any portion of such Member’s Capital Contribution.

ARTICLE VII
ALLOCATIONS OF PROFITS, LOSSES, ETC.

7.1          Allocations Generally. Except as otherwise provided in Code Section 704(b) (including, without limitation, the nonrecourse liability provisions of Treasury Regulations Section 1.704-2) and subject to Section 7.3, income, gains, losses and deductions for any year or portion thereof as determined for book purposes shall be allocated among the Members in proportion to each Member’s Membership Interest, as set forth on Schedule A attached to this Agreement.

7.2          Tax Allocations. The income, gains, losses, deductions and credits of the Company shall be allocated for federal, state and local income tax purposes among the Members in proportion to each Member’s Membership Interest, as set forth on Schedule A attached to this Agreement..

7.3          Special Allocations, Tax Elections and Tax Matters.

(a)          If any interest in the Company is transferred, increased or decreased during the year, all items of income, gain, loss, deduction and credit recognized by the Company for such year shall be allocated among the Members under the “closing of the books” method, unless the Board of Directors authorizes use of a different method that the Board of Directors in good faith determines does not disproportionately and adversely affect any one Member or Members.

(b)          The Board of Directors shall have the authority to make any tax elections with respect to the Company, to approve any returns regarding any foreign, federal, state or local tax obligations of the Company, and to make all determinations regarding the allocation of income and loss for tax purposes contemplated by this Article VII, which determinations shall be made in good faith and shall not be inconsistent with this Article VII.

(c)          BBA Amendments.  This Agreement is being executed shortly after the passage of the Bipartisan Budget Act of 2015 (P.L. 114-74, 11/2/2015) (the “BBA”), which effected a major overhaul of the procedures applicable to Internal Revenue Service audits of partnerships, (including limited liability companies taxed as partnerships) and their partners, and prior to the time at which the U.S. Department of Treasury has issued regulations implementing the BBA provisions. The Members recognize that many technical issues relating to the implementation of the BBA provisions will remain unresolved until the issuance of regulations by the U.S. Department of Treasury.

(d)          Partnership Representative.  Until changed by the Board, the President and CEO of the Company shall serve as the “partnership representative” (within the meaning of new IRC 6223(a) enacted pursuant to Section 1101(c)(1) of the Bipartisan Budget Act of 2015) (the “Partnership Representative”), who shall have the sole authority to act on behalf of the Company in connection with an audit by the Internal Revenue Services or any state or local taxing authority.

(e)          Tax Elections.  With the approval of the Board, the President and CEO shall make any and all tax elections for an on behalf of the Company (including, but not limited, any election under the BBA to "opt-out" of the new partnership audit rules for partnerships with 100 or fewer partners or an election under the BBA to have the new rules apply prior to the general effective date) and shall oversee the preparation and filing of returns regarding any federal, state or local tax obligations of the Company. To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other guidance issued by the Internal Revenue Service after the date hereof, the Company is hereby authorized to, and at the direction of the Board of Directors shall, elect a safe harbor under which the fair market value of any Company interests issued after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Company interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Company sold all of its assets for their fair market value immediately after the issuance of such interests, satisfied its liabilities (excluding any nonrecourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Members under the terms of this Agreement). In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to transfers of such Company interests while the safe harbor election remains effective.

(f)          If an allocation of loss or deduction to a Member would result in (or increase) a negative balance in such Member’s Capital Account, such loss or deduction shall, to that extent, be allocated (i) first to the other Members with positive balances in their Capital Accounts in proportion to their Units until the Capital Account of each Member has been reduced to zero and (ii) then to the Members in respect of their Units. Subsequent income and gains shall be allocated among the Members (to the extent possible) so as to reverse out the special allocation made pursuant to the preceding sentence.

7.4         Allocations in Respect of Incentive Units. If any Incentive Units are forfeited or repurchased by the Company, the Capital Account associated with such Incentive Units shall be divided among the Capital Accounts of the other Members in proportion to their remaining Units.

ARTICLE VIII
DISTRIBUTIONS

8.1         Distributions Generally, Operating Distributions.

(a)          Subject to the further provisions of this Article VIII, the Board of Directors may, in its discretion, determine the amount of any Proceeds Available for Distribution and any Capital Transaction Proceeds and the time when such amounts are to be distributed. The Board of Directors may establish record dates for the purpose of determining the Members of the Company entitled to any distribution.

(b)          Except as otherwise approved by the Board of Directors and the written consent or affirmative vote of a Majority Interest, if the Board of Directors authorizes a distribution of Proceeds Available for Distribution, any amount distributed shall be distributed to the Members in proportion to the number of Units held by them. Members who hold unvested Class P Units shall not be entitled to receive a distribution of Proceeds Available for Distribution; it being understood that such holders of unvested Class P Units will nevertheless be entitled to receive distributions pursuant to Section 8.3 (Distributions to Pay Income Taxes).

8.2         Capital Transaction Distributions.

(a)          Subject to Section 8.2(b), Capital Transaction Proceeds shall be distributed to the Members in proportion to their Units (other than Incentive Units that are then unvested).

(b)          Notwithstanding the foregoing, an Incentive Unit with an associated Strike Price shall not be included for purposes of, and shall not participate in, distributions pursuant to Section 8.2(a) in respect of Units until an amount per Unit equal to the Strike Price associated with such Incentive Unit has been distributed under Section 8.2(a). For purposes of this Section 8.2, such Units shall not be considered to be issued or outstanding until such distributions have been made. Thereafter, before any additional Capital Transaction Proceeds are distributed in respect of any other Units (other than Incentive Units with the same associated Strike Price), Capital Transaction Proceeds shall be distributed in respect of such Unit until an amount has been distributed in respect of such Unit as is equal to such Unit’s pro rata share of all Capital Transaction Proceeds distributed thus far in connection with such Capital Transaction (determined based on all Units that are not Incentive Units and all Incentive Units with the same or lower associated Strike Price). Following such distribution, such Unit shall participate in any remaining amounts to be distributed on a pro rata basis with all other Units. The provisions of this Section 8.02(b) may be applied iteratively to allow for appropriate distributions to Incentive Units with different Strike Prices.

8.3          Tax Distributions. Within ninety (90) days after the end of each calendar year, to the extent of any Proceeds Available for Distribution, the Company shall distribute to each Member (any such distribution, a “Tax Distribution”) an amount such that total distributions with respect to the tax year of the Company most recently ended (including distributions made pursuant to Sections 8.1 and 8.2, and this Section 8.3) are at least equal to the assumed federal and state income tax liability incurred by such Member with respect to such Member’s distributive share of the Company’s taxable net income for such taxable year. For these purposes, the federal and state income tax liability of a Member attributable to pass-through taxable income shall be deemed equal to 35% of such income. Any Tax Distribution shall be treated as an advance on the Member’s rights to distributions under Sections 8.1 and 8.2, and shall reduce the amount of any such distributions. To the extent of Proceeds Available for Distribution, the Company shall make advance Tax Distributions on a quarterly basis in the amounts estimated by the Board of Directors to represent the Members’ liabilities for quarterly estimated taxes. Any such advance Tax Distributions shall similarly reduce the Members’ rights to distributions under Sections 8.1 and 8.2 and to liquidating distributions (and to the amount of the annual distribution under this Section 8.3).

8.4          Liquidating Distributions. Cash or property of the Company available for distribution upon the dissolution of the Company (including cash or property received upon the sale or other disposition of assets in anticipation of or in connection with such dissolution) shall be distributed in accordance with the provisions of Article XI.

8.5          Limitations on Distributions.

(a)          No distribution shall be made to a holder of Units to the extent that the distribution would cause or increase a deficit balance in the holder’s Adjusted Capital Account, taking into account all distributions and allocations made through the date of the distribution. Distributions may be made to a holder of Units in anticipation of future allocations of income, but only to the extent such distributions may be characterized as “advances” under applicable tax principles. In the event that a distribution to a holder of Units is limited by the provisions of this paragraph, future distributions with respect to such Units will be increased by the same amount to the extent then permitted by this paragraph. The purposes of this paragraph (a) and the related allocation provisions in Section 7.01 are (i) to coordinate the allocation of income to the holders of the Units with the distributions to be made to such holders, (ii) to permit the Incentive Units to be treated as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, and (iii) to distort the economic results as little as possible consistent with the foregoing purposes, and these provisions shall be interpreted to further such purposes.

(b)          No distribution shall be made to a Member if and to the extent that such distribution would cause the Company to be insolvent.

8.6          In-Kind Distributions. The amount of any in-kind distribution shall be distributed on the basis of the property’s then Fair Market Value and shall be distributed to the Members in proportion to their overall shares of the amounts then being distributed.

ARTICLE IX
TAX MATTERS AND REPORTS; ACCOUNTING

9.1          Tax Reports to Current and Former Members. After the end of each Fiscal Year, the Company shall use commercially reasonable efforts to prepare and mail, or cause its accountants to prepare and mail, not later than April 1 following the end of such Fiscal Year, to each Member and, to the extent necessary, to each former Member (or its legal representatives), a report setting forth in sufficient detail such information as is required to be furnished to members by law and as shall enable such Member or former Member (or its legal representatives) to prepare their respective federal and state income tax or informational returns in accordance with the laws, rules and regulations then prevailing.

9.2          Accounting Records. The Company shall maintain complete books and records accurately reflecting the accounts, business, transactions and Members of the Company.

9.3          Tax Accounting Method. The books and accounts of the Company shall be maintained using the accrual method of accounting for tax purposes, unless the Board of Directors duly approves use of an alternate method. Those documents relating to allocations of items of income, gain, loss, deduction or credit and Capital Accounts shall be kept under federal income tax accounting principles as provided herein.

ARTICLE X
RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL;
CO-SALE RIGHTS AND DRAG-ALONG RIGHTS

10.1       Prohibited Transfers.

(a)          Except as otherwise specifically provided herein, no Member shall, directly or indirectly, sell, exchange, transfer (by gift or otherwise), assign, distribute, pledge, create a security interest, lien or trust with respect to, or otherwise dispose of or encumber the Units owned by such Member or any interest in or option on or based on the value of the Units (any of the foregoing being referred to as a “Transfer”) without the prior written consent of the Board of Directors, which consent may be granted or withheld in the sole discretion of the Board of Directors. Any purported Transfer of Units in violation of the provisions of this Article X shall be void and of no force and effect whatsoever, and the Company shall not record any such event on its books or treat any such transferee as the owner of such Units for any purpose. Any Transfer permitted by this Agreement shall be termed a “Permitted Transfer” and the transferee of any Permitted Transfer shall be termed a “Permitted Transferee.” For the avoidance of doubt, the sale from a Key Person (or their representatives) to the Company of any KPPPE Units upon a Key Person Policy Payout Event (pursuant to Section 5.6(b) above) shall not be deemed a Transfer for purposes of this Article X.

(b)          Notwithstanding anything herein to the contrary, the provisions of Sections 10.1(a), 10.3 and 10.4 shall not apply to Transfers (i) by any Member to the spouse, children or siblings of such Member or to a trust or family limited partnership for the benefit of any of them (unless such Member is also a Key Person as defined above, in which case the Company shall purchase the Key Person’s Units pursuant to Section 5.6(b)), (ii) upon the death of any Member (unless such Member is also a Key Person as defined above, in which case the Company shall purchase the Key Person’s Units pursuant to Section 5.6(b)), to such Member’s heirs, executors or administrators or to a trust under such Member’s will, or between such Member and such Member’s guardian or conservator, or (iii) approved in advance by a Majority Interest in writing; provided that in each case the transferee shall have executed a counterpart to this Agreement, thereby agreeing to be bound by all the terms and conditions of this Agreement; provided, further, that no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 10.1(a), 10.3 and 10.4. For the avoidance of doubt, the term “Transfer” shall not include a transfer by a Member to a revocable trust with respect to which the Member (or the Member and such Member’s spouse) is the trustor, it being understood that thereafter the transfer restrictions imposed by this Agreement shall continue to apply to the transferee-trust and that upon the death, Total and Permanent Disability, or adjudication by a court of competent jurisdiction as to the Member’s incompetence, the transferee-trust shall be deemed a “Key Person” for the purposes of the Company’s purchase of such Key Person’s Units pursuant to Section 5.6(b) above. For example, if Member A were to transfer their Units to ABC Revocable Trust and thereafter die, ABC Revocable Trust (as a Key Person) would be obligated to sell the Units to the Company pursuant to Section 5.6(b) above as if it were the Key Person that was still holding the Units.

(c)          Notwithstanding anything herein to the contrary, (i) any pledge or grant of a security interest, lien or encumbrance by a Member in, on and against all or any portion of the Member’s Units in favor of Lender, (ii) the transfer of all or any portion of the Units of any Member so pledged to Lender or its agent, designee, assignee or transferee (as applicable, the “Subsequent Owner”), whether upon foreclosure, transfer in lieu of foreclosure or otherwise, or other exercise of rights and remedies thereon and (iii) the admission of any Subsequent Owner as a Member of the Company (each of clauses (i), (ii) and (iii), a “Collateral Action”) shall, in each case, be effective without any further consent of any Member, the Board of Directors, the Company or any other Person and shall be deemed a Permitted Transfer for all purposes hereunder. The provisions of Sections 10.1(a), 10.2(b), 10.3, 10.4 and 10.6 shall not apply to any Collateral Action. For the avoidance of doubt, any Subsequent Owner may exercise any and all rights and remedies pursuant to such pledge or grant of security interest, lien or encumbrance (including, without limitation, a transfer or assignment of the Member’s Units) without the consent of any Member, the Board of Directors, the Company or any other Person; and no provision herein is intended to nor shall be construed so as to restrict the rights and remedies of any Subsequent Owner. Upon any Subsequent Owner’s foreclosure, transfer in lieu of foreclosure or any other transfer of or realization on all or any portion of the Member’s Units, or at any foreclosure sale or other disposition, such Subsequent Owner may, at its option: (A) automatically succeed to all of the Member’s Units and become and be deemed to be admitted as a Member of the Company immediately before the Member ceases to be a Member (without the consent of any Member, the Board of Directors, the Company or any other Person); (B) have and exercise all rights, powers and authority to amend and restate this Agreement; (C) have and exercise all other rights, powers and authority of a Member of the Company, including, but not limited to, the right to participate in the management of the business and affairs of the Company, the right to exercise all voting and other consensual rights with respect to the Company, and the right to share in the profits and losses of the Company and to receive distributions of assets of the Company; and (D) if at any time the Company would otherwise dissolve, no dissolution shall occur if the Subsequent Owner designates a successor Member for admission to the Company and the admission of such successor Member shall be consummated and memorialized in any manner designated by the Subsequent Owner, in its discretion. In no event shall any Subsequent Owner be liable for any duty or obligation of any Member (in any capacity) arising or accruing hereunder prior to, or with respect to any acts or omissions occurring prior to, the date upon which the Subsequent Owner became a Member.

10.2       Effective Date and Requirements of Transfer.

(a)          Any valid Transfer of a Member’s Units, or part thereof, pursuant to the provisions of this Agreement, shall be effective as of the close of business on the day in which such Transfer occurs (including fulfillment of all conditions and requirements with respect thereto). The Company shall, from the effective date of such Transfer, thereafter make all further distributions, on account of the Units (or part thereof) so assigned to the Permitted Transferee of such interest, or part thereof. As between any Member and its Permitted Transferee, profits and losses for the fiscal year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any manner permitted under Section 706(d) of the Code as such Member and its Permitted Transferee may agree to.

(b)          Every Transfer permitted hereunder shall be subject to the following requirements (in addition to any other requirements contained in this Agreement):

(i)          The transferee shall establish that the proposed Transfer will not cause or result in a breach of any agreement binding upon the Company or any violation of law, including without limitation, federal or state securities laws, and that the proposed Transfer would not cause or require (A) the Company to be an investment company as defined in the Investment Company Act of 1940, as amended or (B) the registration of the Company’s securities under federal securities laws; and

(ii)          The transferee shall establish to the satisfaction of the Board of Directors that the proposed Transfer would not adversely affect the classification of the Company as a partnership for federal or state tax purposes, cause the Company to fail to qualify for any applicable regulatory safe harbor from treatment as a publicly traded partnership treated as a corporation under Section 7704 of the Code, cause the termination of the Company’s treatment as a partnership under Section 708 of the Code, or have a substantial adverse effect with respect to federal income taxes payable by the Company.

(c)          Any Permitted Transferee who is not admitted as a Member shall be treated as an “Assignee” hereunder. Permitted Transferees of Units who are not admitted as a Member shall be entitled to distributions and allocations made with respect to the Units transferred, and an appropriate portion of the Capital Account of the Transferor, but shall have no other rights under this Agreement except as specifically set forth herein.

10.3       Right of First Refusal.

(a)          If a Member proposes to Transfer any Units (the “Transferring Member”), then the Transferring Member shall promptly give written notice (the “Transfer Notice”) of such proposed Transfer simultaneously to the Company and to each Major Member (each such Member an “Eligible Member”). The Transfer Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the amount of Units to be transferred (the “Transfer Units”), the nature of such Transfer, the cash consideration to be paid per Transfer Unit (or, in the event that the consideration is other than cash, the value of the consideration shall be determined in good faith by the Transferring Member and the Company) (the “Transfer Purchase Price Per Unit”), and the name and address of each prospective purchaser or Transferee (each, a “Proposed Transferee”). The Transferring Member shall enclose with the Transfer Notice a copy of a written offer, letter of intent or other written document signed by the Proposed Transferee(s) setting forth the proposed terms and conditions of the Transfer.

(b)          For a period of thirty (30) days following the date (the “Transfer Notice Date”) on which the Transfer Notice is given by the Transferring Member to the Company and each Eligible Member (the “Company Acceptance Period”), the Company shall have the right to purchase all of the Transfer Units on the same terms and conditions as set forth in the Transfer Notice. If the Company desires to exercise its right to purchase all or any portion of the Transfer Units, it shall give written notice (the “Company Purchase Notice”) to the Transferring Member no later than the expiration of the Acceptance Period. If the Company elects to purchase all of the Transfer Units, then the Transferring Member shall give a written closing notice, and the Company shall purchase the Transfer Units, in accordance with Section 10.3(e) below. If the Company elects to purchase less than all of the Transfer Units, then the Eligible Members shall have the right to purchase the remaining Transfer Units (the “Remaining Transfer Units”) as provided in Sections 10.3(c), (d) and (e) below.

(c)          For a period of fifteen (15) days following the Company Acceptance Period (the “Eligible Member Acceptance Period”), each Eligible Member shall have the right to purchase its pro rata share of the Remaining Transfer Units on the same terms and conditions as set forth in the Transfer Notice. If an Eligible Member desires to exercise its right to purchase all or any portion of its pro rata share of the Remaining Transfer Units, it shall give written notice (the “Eligible Member Purchase Notice”) to the Transferring Member, with a copy to the Company, no later than the expiration of the Eligible Member Acceptance Period. Each Eligible Member’s pro rata share of the Remaining Transfer Units shall be equal to a fraction, the numerator of which is the number of Units owned by such Eligible Member on the Transfer Notice Date and the denominator of which is the total number of outstanding Units owned by all of the Eligible Members other than the Transferring Member on the Transfer Notice Date.

(d)          Each Eligible Member may, in such Eligible Member’s Purchase Notice, offer to purchase more than such Eligible Member’s pro rata share of the Remaining Transfer Units (any such Eligible Member, an “Oversubscribing Member”) at the Transfer Purchase Price Per Unit. If less than all of the Eligible Members elect to purchase their pro rata share of the Remaining Transfer Units (the “Unsubscribed Units”), the right to purchase the Unsubscribed Units shall be allocated pro rata among the Oversubscribing Members (based on the number of outstanding Units owned by each Oversubscribing Member) up to the number of Remaining Transfer Units specified in such Oversubscribing Member’s Purchase Notice or on such other basis as such Oversubscribing Members may agree.

(e)          If the Company and/or the Eligible Members elect to purchase any of the Transfer Units, the Transferring Member shall, promptly following the expiration of the Acceptance Period and the Eligible Member Acceptance Period, give written notice (the “Closing Notice”) to the Company and each Eligible Member that has elected to purchase Transfer Units (the Company and/or, if applicable, each such Eligible Member, a “Purchaser”). The Closing Notice shall set forth (i) a date of closing, which date shall not be earlier than five (5) days and not later than thirty (30) days following the date on which the Closing Notice is given, (ii) the number of Transfer Units to be purchased by each Purchaser, and (iii) the total Transfer Purchase Price payable by each Purchaser (which, with respect to each Purchaser, shall be equal to the product of the number of Transfer Units that such Purchaser has elected to purchase (including any Unsubscribed Units) and the Transfer Purchase Price Per Unit). At the closing, each Purchaser shall purchase the Transfer Units (including any Unsubscribed Units) that such Purchaser has elected to purchase by wire transfer of immediately available funds to an account designated by the Transferring Member against delivery of satisfactory evidence from the Company and the Transferring Member of the Transfer of the Transfer Units to such Purchaser in accordance with the provisions of this Agreement; provided, however, no Purchaser shall have any liability to purchase or pay for more than the number of Transfer Units it has elected to purchase pursuant to these provisions. The Purchasers may request waivers of any liens on, and evidence of good title to, the Transfer Units.

10.4       Right of Co-Sale.

(a)          If the Company and/or the Eligible Members do not purchase all of the Transfer Units pursuant to Section 10.3, the Transferring Member, within five (5) days after the expiration of the Eligible Member Acceptance Period, shall deliver to each Eligible Member, with a copy to the Company, a written notice (the “Co-Sale Notice”) that each such Eligible Member shall have the right (the “Co-Sale Right”), in accordance with the terms and conditions set forth in this Agreement, to participate with the Transferring Member in the Transfer of the Remaining Transfer Units not purchased by the Eligible Members pursuant to the provisions of Section 10.3 hereof (the “Available Units”) on the terms and conditions set forth in the Transfer Notice described above and in accordance with this Section 10.4. The Co-Sale Notice shall set forth the date of closing of the proposed sale of the Available Units by the Transferring Member to the Proposed Transferee, which date shall not be earlier than ten (10) days and not later than thirty (30) days following the date on which the Co-Sale Notice is given. To the extent one or more of the Eligible Members exercise their Co-Sale Right, the number of Available Units that the Transferring Member may sell to the Proposed Transferee shall be correspondingly reduced.

(b)          If an Eligible Member desires to exercise its Co-Sale Right, such Eligible Member shall give written notice (the “Inclusion Notice”) to the Transferring Member, with a copy to the Company, within five (5) days after the Co-Sale Notice is given (the “Co-Sale Election Period”). The Inclusion Notice shall indicate the number of Units such Eligible Member wishes to sell under its Co-Sale Right up to the number of Available Units. The maximum number of Units that each Eligible Member may sell under its Co-Sale Right shall be equal to the product obtained by multiplying (i) the aggregate number of Available Units covered by the Co-Sale Notice by (ii) a fraction, the numerator of which is the number of outstanding Units owned by such Eligible Member on the Transfer Notice Date and the denominator of which is the total number of outstanding Units owned by the Transferring Member and all other Eligible Members (such Units with respect to each Eligible Member, the “Co-Sale Right Units”). Any Eligible Member that delivers an Inclusion Notice to the Transferring Member, with a copy to the Company, within the Co-Sale Election Period is referred to hereinafter as a “Co-Sale Participant.”

(c)          At the closing of the sale of Available Units by the Transferring Member to the Proposed Transferee, each Co-Sale Participant shall deliver to the Proposed Transferee satisfactory evidence from the Company and such Co-Sale Participant in accordance with the provisions of this Agreement of the number of Co-Sale Right Units which such Co-Sale Participant has elected to sell. Upon receipt of such evidence, and concurrently with the purchase of Available Units from the Transferring Member, the Proposed Transferee shall remit to each Co-Sale Participant, by wire transfer of immediately available funds (or other means acceptable to such Co-Sale Participant), the total Transfer Purchase Price with respect to the Co-Sale Right Units (which total Transfer Purchase Price, with respect to each Co-Sale Participant, shall be equal to the product of the number of Co-Sale Right Units that such Co-Sale Participant has elected to sell and the Transfer Purchase Price Per Unit). To the extent that any Proposed Transferee refuses to purchase Co-Sale Right Unite from a Co-Sale Participant, the Transferring Member shall not sell to such Proposed Transferee any Available Units unless and until, simultaneously with such sale, such Transferring Member purchases the Co-Sale Right Units from the Co-Sale Participant on the same terms and conditions specified in the Transfer Notice.

(d)          In the event that no Eligible Member exercises its Co-Sale Right, then the Transferring Member may Transfer all of the Available Units to the Proposed Transferee on the terms and conditions set forth in the Transfer Notice. Any proposed Transfer on terms and conditions materially more favorable to the Proposed Transferee than those described in the Transfer Notice shall again be subject to the rights of first refusal and co-sale described herein and shall require compliance by a Transferring Member with the procedures described herein in connection therewith.

(e)          Neither the Transfer of Available Units by the Transferring Member nor the Transfer of Co-Sale Right Units by an Eligible Member shall be effective unless, contemporaneously with such Transfer, the Proposed Transferee executes a counterpart to this Agreement, thereby agreeing to be bound by all the terms and conditions of this Agreement.

(f)          As a condition precedent to any Transfer pursuant to this Section 10.04, the Proposed Transferee shall become a party to this Agreement as a Member by executing a Joinder Agreement hereto in form and substance satisfactory to the Company.

10.5       Drag-Along Right.

(a)          In the event of an Approved Sale (as defined below), each Member agrees, to the extent required by the Proposed Acquirer, (i) to vote all Units at any meeting of Members (or consent pursuant to a written consent in lieu of such meeting) in favor of such Approved Sale, and to raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) to waive any and all dissenters’, appraisal or similar rights with respect to such Approved Sale, and (iii) if the Approved Sale is structured as a sale of equity securities by the holders of the Units, to sell the Units then owned by such Member on the terms and conditions of such Approved Sale. “Approved Sale” means a Capital Transaction which has been approved by a Majority Interest. Each Member will take all necessary and desirable actions in connection with the consummation of the transactions pertaining to the Approved Sale, including, without limitation, entering into an agreement reflecting the terms of the Approved Sale, giving customary and reasonable representations and warranties, and executing and delivering customary certificates or other documents.

(b)          As security for the performance of each Member’s obligations in connection with such Approved Sale, after the approval of the Board of Directors and a Majority Interest has been obtained pursuant to Section 10.5(a) above, each Member hereby grants to the Company, with full power of substitution and resubstitution, an irrevocable proxy to vote all Units at all meetings of the Members held or taken after the date of this Agreement with respect to an Approved Sale or to execute any written consent in lieu thereof, and hereby irrevocably appoints the Company, with full power of substitution and resubstitution, as such Member’s attorney-in-fact with authority to sign any documents with respect to any such vote or any actions by written consent of the Members taken after the date of this Agreement with respect to such Approved Sale. This proxy shall be deemed to be coupled with an interest and shall be irrevocable. This proxy shall terminate upon the consummation of or termination of negotiations with respect to, the applicable Approved Sale.

(c)          In the event of an Approved Sale, the Company shall give written notice to each Member (the “Approved Sale Notice”). The Approved Sale Notice shall set forth (i) the name and address of the proposed acquirer in the Approved Sale (the “Proposed Acquirer”), (ii) the terms and conditions of the Approved Sale, including the price and consideration to be paid by the Proposed Acquirer and the terms and conditions of payment, (iii) any other material facts relating to the Approved Sale, and (iv) the date and location of the closing of the Approved Sale. The Company shall enclose with the Approved Sale Notice a copy of any term sheet, letter of intent or other written document with respect to the Approved Sale. Subject to the conditions and limitations set forth in this Agreement, each Member will take all actions deemed necessary or appropriate by the Board of Directors and a Majority Interest in connection with the Approved Sale.

(d)          This Section 10.5 shall not limit in any manner the ability of the Company to enter into an agreement with respect to, or consummate, a Capital Transaction on terms which do not satisfy the conditions set forth in this Section 10.5; provided, however, in the event of any such non-complying Capital Transaction, the Members shall have no obligation pursuant to this Section 10.5 to take any action with respect to such Capital Transaction.

(e)          Purchaser Representative. In connection with an Approved Sale, any Members that are not accredited investors (as that term is defined in Rule 501 of the Securities Act) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company. If any such Member appoints a purchaser representative designated by the Company, the Company will pay the reasonable fees of such purchaser representative, but if any such Member declines to appoint the purchaser representative designated by the Company such Member will appoint another purchaser representative (reasonably acceptable to the Company), and such Member will be responsible for the fees of the purchaser representative so appointed.

10.6       Substitution of Members. A transferee of a Unit shall have the right to become a substitute Member only with the consent of the Board of Directors. The admission of a substitute Member shall not result in the release of the Member who assigned the Unit from any liability that such Member may have to the Company.

10.7       Right to Restructure. Upon the election in writing of a Majority Interest, the Company may be reorganized or converted to one or more other entities (collectively, the “Continuing Company”) by such means (including, without limitation, merger or consolidation or other business combination, transfer of all or a part of the Company’s assets and/or transfer or exchange of the Members’ respective Units) as a Majority Interest may reasonably select if the a Majority Interest determines that such a restructuring is necessary or desirable to improve tax efficiency for the Company and its subsidiaries taken as a whole, facilitate raising capital for the business of the Company and its subsidiaries, or for any other appropriate purpose (a “Restructuring”); provided that best efforts shall be used to (i) cause any Restructuring to be a tax free transaction under the Code, and (ii) to ensure, if applicable, that the equity interests of the Continuing Company issued to the Members in exchange or replacement of the Units of the Company held thereby prior to the Restructuring shall have substantially the same rights, preferences and obligations (including vesting terms, voting rights, transfer restrictions, treatment upon a Capital Transaction or Approved Sale, and the like). In furtherance of the foregoing, each Member agrees (i) to vote all Units at any meeting of Members (or consent pursuant to a written consent in lieu of such meeting) in favor of such Restructuring, and to raise no objections against the Restructuring or the process pursuant to which the Restructuring was arranged, (ii) to waive any and all dissenters’, appraisal or similar rights with respect to such Restructuring, (iii) if the Restructuring is structured as a sale of equity securities by the holders of the Units, to sell the Units then owned by such Member on the terms and conditions of such Restructuring, and (iv) that, to the maximum extent applicable, the provisions of Sections 10.5(b) through 10.5(e) shall apply, mutatis mutandis, to a Restructuring as though it were an Approved Sale subject to the provisions of Section 10.5.

10.8       Founding Member.

(a)          Definitions. The following definitions shall apply to this Section 10.8 (Founding Member):

(i)           “Founding Member” shall mean Charles R. Farrell.

(ii)          “Triggering Event” shall mean the death, Total and Permanent Disability (as defined above at Section 5.6(b)), or the adjudication by a court of competent jurisdiction as to the incompetence of the Founding Member.

(iii)        “Personal Representative” shall mean the executor, administrator, guardian, personal representative, or trustee of the Founding Member or the Founding Member’s estate, as the case may be.

(b)          Purchase of Membership Interest. Upon a Triggering Event, but subject to the requirements of any pledge in favor of Lender, the Personal Representative shall have the right to require that the Company purchase from the Personal Representative all Units owned by the Founding Member (or the trustee of his revocable trust) as of the date of the Triggering Event for the purchase price set forth in Section 10.8(c) hereof and on the terms of purchase set forth in Section 10.8(d) hereof. If the Founding Member shall also, at the time of his death, Total and Permanent Disability (as defined above), or adjudication of incompetence by a court of competent jurisdiction, have been a Key Person as defined above, then the terms of Section 5.6(b) above shall govern the operation of the purchase of his Units instead of these Sections 10.8(b), 10.8(c), and 10.8(d).

(c)          Purchase Price. The purchase price for the Units purchased pursuant to Section 10.8(b) of this Agreement (the “Purchase Price”) shall be determined by an independent appraiser (an “Appraiser”) mutually agreed upon by the Company and the Personal Representative.  In the event that the parties are unable to agree upon the identity of an independent appraiser for a period of ninety (90) days following Triggering Event, either party may file an arbitration action with the American Arbitration Association requesting that an Appraiser be appointed.  The Appraiser shall arrive at the value of Units subject to valuation, which value shall be determined as of the date of the event Triggering Event.  In reaching his or her determination of the Purchase Price, the Appraiser shall rely on the accounting records or related financial statements of the Company for the period as of the date on which the determination is made. The Appraiser may make appropriate adjustments to such records to reflect corrections or errors and the application of sound accounting principles which have been consistently followed.  The Appraiser may rely on the advice of the Company’s financial advisors, accountants, legal counsel and other advisors in reaching its determination.  The Appraiser may also, to the extent that he or she deems such reliance to be prudent, rely upon the valuation methods approved by the Company in past activities where a determination of Purchase Price was made.  The Appraiser shall apply no discount for minority interest or lack of marketability in making a determination of Purchase Price.  The determination of the Purchase Price by the Appraiser shall be conclusive and binding upon the Founding Member and the Company, and their successors, assigns, heirs, executors and administrators.

(d)          Payment of the Purchase Price. Unless otherwise specified in this Agreement or by mutual agreement of the parties, the closing of the purchase and sale of the Units subject to this Section 10.8 shall take place at the offices of the Company within thirty (30) days after determination of the Purchase Price. At the option of the Company, the Purchase Price shall be paid (i) in immediately available funds or (ii) by delivering a Promissory Note to the Personal Representative for One Hundred Percent (100%) of the Purchase Price bearing interest at the PRIME rate of interest as published in the Money Rates Section of The Wall Street Journal plus 2% payable in equal monthly installments of principal and interest for a period not to exceed five (5) years which note may be prepaid in full at any time without penalty.

ARTICLE XI
DISSOLUTION, LIQUIDATION, AND TERMINATION; DISSOCIATION

11.1       Dissolution. The Company shall be dissolved upon (i) the entry of an order of judicial dissolution pursuant to Sections 4101(a)(4) or 4101(a)(5) of the Act or (ii) the decision of a Majority Interest.

11.2       Liquidating Distributions. In settling accounts upon winding up and liquidation of the Company, the assets of the Company shall be applied and distributed as expeditiously as possible in the following order:

(a)          To pay (or make reasonable provision for the payment of) all creditors of the Company, including, to the extent permitted by law. Members that are creditors, in satisfaction of liabilities of the Company in the order of priority provided by law, including expenses relating to the dissolution and winding up of the Company, discharging liabilities of the Company, distributing the assets of the Company and terminating the Company as a limited liability company in accordance with this Agreement and the Act); and

(b)          To the Members in accordance with Section 8.2, subject to Section 8.5.

11.3       Orderly Winding Up. Notwithstanding anything herein to the contrary, upon winding up and liquidation, if required to maximize the proceeds of liquidation, the Members may, upon approval of a Majority Interest, transfer the assets of the Company to a liquidating trust or trustees.

ARTICLE XII
DEFINITIONS

12.1       Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms have the meaning set forth in the Section indicated:

Term	Section

Act	Recitals
Additional Directors	3.2(b)(iv)
Adjusted Capital Account	12.2
Affiliate	12.2
Agreement	Preamble
Assignee	10.2(c)
Approved Sale	10.5(a)
Approved Sale Notice	10.5(c)
Available Units	10.4(a)
Board of Directors	3.1 (a)
Capital Account	12.2
Capital Contribution	12.2
Capital Transaction	12.2
Capital Transaction Proceeds	12.2
Articles	1.1
Articles of Organization	Preamble
CEO	4.1
Closing Notice	10.3(e)
Co-Sale Election Period	10.4(b)
Co-Sale Notice	10.4(a)
Co-Sale Participant	10.4(b)
Co-Sale Right	10.4(a)
Co-Sale Right Units	10.4(b)
Code	12.2
Collateral Action	10.1(c)
Company	Preamble
Company Acceptance Period	10.3 (b)
Company Purchase Notice	10.3 (b)
Confidential Information	12.2
Continuing Company	10.7
Control	12.2
COO	4.1
Covered Persons	3.11 (b)
Director; Directors	3.2(a)
Eligible Member	10.3(a)
Eligible Member Acceptance Period	10.3(c)
Eligible Member Purchase Notice	10.3(c)
Expenses	5.5(b)
Fair Market Value	12.2
Fiscal Year	1.4
Incentive Units	2.10(b)
Inclusion Notice	10.4(b)
Indemnified Person	5.5(a)
Inventions	2.11(b)

Investor Business Opportunity	3.11(b)
Key Person	5.6(b)
Key Person Policy	5.6(b)
Key Person Policy Payout Event (KPPPE)	5.6(b)
KPPPE Appraiser	5.6(b)
KPPPE Units	5.6(b)
KPPPE Units Purchase Price	5.6(b)
Major Member	12.2
Majority Interest	12.2
Member	Preamble
Membership Interest	7.1
New Securities	12.2
Officer	4.1
Oversubscribing Member	10.3(d)
Partnership Representative	3.4(f)
Permitted Transfer	10.1(a)
Permitted Transferee	10.1(a)
Person	12.2
Plan	12.2
President	4.1
Prior Agreement	Preamble
Proceeding	5.5(c)
Proceeds Available for Distribution	12.2
Proposed Acquirer	10.5(c)
Proposed Transferee	10.3(a)
Purchase Right	10.6(c)
Purchaser	10.3(e)
Remaining Transfer Units	10.3(b)
Restructuring	10.7
Secretary	4.1
Secretary of State	Preamble
Service Provider NDA	2.9(a)
Strike Price	2.10(d)
Subsequent Owner	10.1(c)
Subsidiaries	1.2
Tax Distribution	8.3
Total and Permanent Disability	5.6(b)
Transfer	10.1(a)
Transferring Member	10.3(a)
Transfer Notice	10.3(a)
Transfer Notice Date	10.3(b)
Transfer Purchase Price Per Unit	10.3(a)
Transfer Units	10.3(a)
Transfer	10.1(a)
Treasury Regulation	12.2
UCC	2.10(b)
Unsubscribed Units	10.3(d)
Units	2.10(a)
Vesting Agreement	2.10(c)

12.2       Other Definitions. For purposes of this Agreement the following terms have the following meanings:

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other relevant period, after giving effect to the following adjustments:

(a)          increase such balance by any amounts which such Member is obligated to restore (pursuant to this Agreement or by law) or is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.74-l(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Sections 1.74-2(1X5) and 1.74-2(g)(l); and

(b)          decrease such balance by the items described in Treasury Regulation Section 1.74-l(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means a Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Capital Account” means the capital account maintained by the Company for each Member as described in Section 6.3.

“Capital Contribution” means, for any Member, all cash and the agreed fair market value of the property contributed by the Member to the Company, as set forth on Schedule A hereto.

“Capital Transaction” means any liquidation of the Company or any sale or other disposition of all or substantially all of the assets of the Company in a single transaction or an integrated series of transactions entered into with the intent of disposing of all or substantially all of the assets of the Company or any transfer in a single transaction or an integrated series of transactions to a person or group of affiliated persons of the Company’s securities if, after such transfer(s), such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), including by way of merger or consolidation of the Company with or into any other entity; provided that no Collateral Action shall be deemed a Capital Transaction.. Capital Transaction also means any recovery under any insurance policy providing for protection against a loss of any significant portion of the Company’s assets.

“Capital Transaction Proceeds” means the net receipts resulting from a Capital Transaction after deducting (a) all costs and expenses of the Company directly related to the Capital Transaction, (b) the amount (if any) to discharge all debts and obligations of the Company required to be paid as a result of the Capital Transaction, and (c) any reasonable reserves that are required for the fixed, contingent or future liabilities or obligations of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all documents and information, whether written or oral (including, without limitation, confidential and proprietary information with respect to customers, sales, marketing, production, costs, business operations and assets), of the Company.

“Control” of a Person means the possession, direct or indirect, of the power to vote in excess of 50% of the voting power of such Person, to appoint the majority of the managers, general partners or the equivalent of such Person, or to direct or cause the direction of the management and policies of such Person (e.g.. as managing member or in a similar capacity but not including an advisory or management agreement (in the case of a managed account)).

“Fair Market Value” means, with respect to any asset, as of the date of determination, the cash price (as determined in the reasonable discretion of the Board of Directors) at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm’s-length negotiated transaction with an unaffiliated third party without time constraints.

“Lender” means GB Encore Lender I, LLC, a Delaware limited liability company or its successor, assign, designee or transferee pursuant to the Loan and Security Agreement.

“Loan and Security Agreement” means the Loan and Security Agreement, dated on or about the date hereof, between the Company and Lender.

“Major Member” means any Member holding at least 10% of the outstanding Units (which Units must be vested in the case of Incentive Units).

“Majority Interest” means Members holding more than fifty percent (50%) of the outstanding Units (including any vested Incentive Units, but excluding all other Incentive Units), with each Member treated as if it continued to hold any Units held by an Assignee who is a direct or indirect transferee of such Member.

“New Securities” means any equity securities (or securities exercisable for or convertible into equity securities) of any kind or class issued by the Company after the date hereof, including Units.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

“Plan” means any equity incentive plan to be adopted by the Board of Directors for the grant or issuance of Incentive Units to employees, consultants, directors or advisors of the Company or any of its Subsidiaries.

“Proceeds Available for Distribution” means all cash receipts (excluding proceeds from Capital Contributions) after deduction for payments of operating expenses, other cash expenditures, and any amounts set aside for the restoration, increase or creation of reasonable reserves.

“Treasury Regulation” means a regulation issued by the United States Department of the Treasury and relating to a matter arising under the Code.

ARTICLE XIII
GENERAL PROVISIONS

13.1       Offset. Whenever the Company is obligated to pay any sum to any Member, any amounts that such Member owes the Company may be deducted from said sum before payment.

13.2       Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (a) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, or (b) upon delivery to the recipient in person or by courier  Such notices, requests and consents shall be given (x) to the Members at the addresses set forth opposite their respective names on Schedule A or such other address as may be specified by notice to the Board of Directors, and (y) to the Company or the Board of Directors at the address of the principal office of Company and (z) to Lender at the address set forth in the Loan and Security Agreement. Whenever any notice is required to be given by law, the Articles or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.3       Entire Agreement. This Agreement constitutes the entire agreement of the Member relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.4       Consent to Jurisdiction. The Member hereby consents to the non-exclusive jurisdiction of the courts of State of Vermont in connection with any matter or dispute arising under this Agreement regarding the affairs of the Company.

13.5       Amendment or Modification. Except as otherwise set forth herein, this Agreement and the Articles may be modified or amended, and any provision hereof may be waived, by an instrument in writing if such modification, amendment or waiver has been approved by a Majority Interest and such writing is signed by a Majority Interest; provided, however, that (a) no such amendment, modification or waiver may, without the consent of each affected Member, require any Member to make contributions to the Company or make the Member liable for any debts or obligations of the Company, and (b) any amendment, modification or waiver of any provision of this Agreement pertaining to a Member’s right to vote or a Member’s right to receive distributions or allocations that would materially and adversely affect a Member or group of Members disproportionately than other Members or another group of Members shall also require the written consent or affirmative vote of (or a waiver executed by) such disproportionately and materially adversely affected Member or, in the case of a group of Members so affected, a majority in interest of such group. Any amendment, modification or waiver effected in accordance with this Section 13.5 shall be binding on all Members whether or not any such Member consented thereto or was a party to the instrument effecting the same.

13.6       Binding Effect. Subject to the restrictions on transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Member and its heirs, legal representatives, successors and assigns.

13.7       Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Vermont, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Articles or the Act, the applicable provision of this Agreement shall control, to the extent permitted by law. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

13.8       Waiver of Certain Rights. Each Member irrevocably waives any right it may have for partition of the property of the Company. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance herewith in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

13.9       No Right to Continued Service. Nothing in this Agreement is intended to alter the at-will status of a Member’s service to the Company as an employee or in any other capacity.

13.10     Interpretation. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act; and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Articles and Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

13.11     Agreement Drafted by Company’s Attorney. The Members acknowledge that the Company’s counsel, David R. Gurtman, Esquire, has prepared this Agreement on behalf of and in the course of his representation of the Company and that prior to the execution of this Agreement each Member understands that: (a)  the Company’s counsel represents the Company and not any individual Member; (b)  a conflict of interest may exist between a Member’s individual interests and those of the Company and the other Members; and (c)  the Member has been advised by the Company’s  counsel to seek the advice of independent counsel and has had the opportunity to seek the advice of independent counsel with regard to the execution of this Agreement as the Member saw fit.

[remainder of the page intentionally left blank]

ENCORE REDEVELOPMENT, LLC OPERATING AGREEMENT MEMBER COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned, hereby agrees to become a Member of the Company and further hereby agrees to be subject to and bound by the terms and conditions contained in this Limited Liability Company Agreement as of the date hereof.

MEMBER(S)(Individuals):	MEMBER (Non-Individuals):

November 24, 2021
Date of Execution	Date of Execution

iSun, Inc.
Member Signature	Name of Entity

	By:	/s/ Jeffrey Peck
Print Name		Signature*

	Its:	CEO
Title

(Additional Member Signature, if any)	Jeffrey Peck
Print Name
Print Name

Address:	400 Avenue D, Suite 10
Williston, VT 05495

Address:
Email

Email	tax identification number

Social Security Number(s)